Exhibit 99.1

Contact: Mark Boehmer
336-861-3603

SEALY ANNOUNCES NEW BOARD MEMBER

Sealy Mattress Corporation announced today that Paul J. Norris has agreed to join the Board of Directors of Sealy. Mr. Norris will replace Simon E. Brown, who has resigned from the board to focus on other KKR investments. Mr. Norris is the Non-Executive Chairman of W.R. Grace & Co., on the Board of Directors of FMC Corporation and provides advisory services for Kohlberg, Kravis Roberts & Co. L.P

“We are pleased to be able to add an individual like Paul to the board, who has extensive management, operating and Six Sigma continuous process improvement experience. I look forward to working with Paul and utilizing his knowledge to enhance the business and ability to serve our customers”, said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer.

Sealy is the largest bedding manufacturer in the world with sales of $1.3 billion in 2004. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy ®, Sealy Posturepedic ®, Stearns & Foster ®, and Bassett ® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Sealy employs more than 6,000 individuals, has 29 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.